Exhibit 10.1

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AGENCY AGREEMENT

This Agency Agreement (this “Agreement”) is made as of May 29, 2008, by and between Linens Holding Co., a Delaware corporation, with a principal place of business at 6 Brighton Road, Clifton, NJ, and its affiliated debtors and debtors-in-possession (collectively, the “Merchant”) and a joint venture comprised of Tiger Capital Group, LLC and SB Capital Group, LLC (the “Agent”).

RECITALS

WHEREAS, on May 2, 2008 (the “Petition Date”), each entity comprising Merchant filed a voluntary petition for relief under Chapter 11 of Title 11, United States Code, 11 U.S.C. §§ 101-1330 (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), Case No. 08-10832 (CSS) (the “Bankruptcy Case”);

WHEREAS, the Merchant operates retail stores in the United States and desires that the Agent act as the Merchant’s exclusive agent for the limited purposes of: (a) selling all of the Merchandise (as hereinafter defined) located in Merchant’s retail store location(s) identified on Exhibit 1A attached hereto (each individually a “Store,” and collectively the “Stores”), and certain of the Merchandise located at Merchant’s distribution centers that has been or will be transferred by Merchant to the Stores, by means of a promotional, store closing, or similar sale (as further described below, the “Sale”); and (b) disposing of the Owned FF&E in the Stores; and

WHEREAS, Merchant and Agent have each complied with the applicable requirements of the order of the Bankruptcy Court dated May 13, 2008 in respect of the auction of the right to conduct the Sale (the “Auction Order”), and Merchant has consented in writing to Agent’s joint venture and selected Agent as a “Stalking Horse Bidder”.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Agent and the Merchant hereby agree as follows:

Section 1.               Defined Terms.  The terms set forth below are defined in the referenced sections of this Agreement:

Defined Term	Section Reference

Ad Hoc Noteholder Committee	Section 2.4(b)
Adjustment Amount	Section 3.3(a)
Agency Accounts	Section 7.2(a)
Agency Documents	Section 11.1(b)
Agent	Preamble
Agent Indemnified Parties	Section 13.1

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Agent’s Fee	Section 3.1(b)
Applicable Cost Value	Section 5.3(a)
Applicable General Laws	Section 2(c)
Approval Order	Section 2(b)
Auction Order	Recitals
Bankruptcy Case	Recitals
Bankruptcy Court	Recitals
Bankruptcy Code	Recitals, Section 2(c)
Beneficiaries	Section 3.4
Benefits Cap	Section 4.1(b)
Bidding Procedures	Section 15.11
Break-Up Fee	Section 15.12
Central Service Expenses	Section 4.1(i)
Cost File	Section 5.3(a)
Cost Factor	Section 11.1(m)
Cost Factor Threshold	Section 11.1(m)
Cost Value	Section 5.3(a)
Court	Section 2(b)
Defective Merchandise	Section 5.2(b)
Designated Deposit Accounts	Sections 7.2(b)
DIP Orders	Section 2.4(b)
Display Merchandise	Section 5.2(b)
Distribution Center Merchandise	Section 5.2(b)
Domestic Merchandise	Section 5.2(b)
Estimated Guaranteed Amount	Section 3.3(a)
Events of Default	Section 14
Excluded Benefits	Section 4.1(ii)
Excluded Defective Merchandise	Section 5.2(b)
Excluded Price Adjustments	Section 11.1(m)
Expenses	Section 4.1
FF&E	Section 5.2(a)
Final Inventory Report	Section 3.3(a)
GECC	Section 2(b)
Global Inventory Adjustment	Section 5.3(b)
Gross Rings	Section 6.3
Guaranteed Amount	Section 3.1(a)
Guaranty Percentage	Section 3.1(a)
Imported Merchandise	Section 5.2(b)
Indenture Trustee	Section 2.4(b)
Intercreditor Agreement	Section 2.4(b)
Interim DIP Order	Section 2.4(b)
Initial Guaranty Payment	Section 3.3(a)
Insurance Proceeds Threshold	Section 7.1
Interim Receipt Deadline	Section 5.3(a)

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Inventory Location	Section 5.1
Inventory Taking	Section 5.1(a)
Inventory-Taking Service	Section 5.1(a)
Inventory-Taking Instructions	Section 5.1(a)
Lenders	Section 2(b)
Lenders’ Designated Account	Section 3.3(a)
Letter of Credit	Section 3.4
Liquidation Sale Laws	Section 2(c)
Lowest Location Price	Section 11.1(m)
Merchandise	Section 5.2(a)
Merchandise Threshold	Section 3.1(c)
Merchant	Preamble
Merchant Consignment Goods	Sections 5.4
Minimum Overbid	Section 15.12
Noteholders	Section 2.4(b)
Notes	Section 2.4(b)
Occupancy Expenses	Section 4.1(iii)
On-Order Merchandise	Section 5.2
Owned FF&E	Section 15.9
Payment Date	Section 3.3(a)
Petition Date	Recitals, Section 2(b)
Proceeds	Section 7.1
Recovery Amount	Section 3.1(b)
Remaining DC Merchandise	Section 5.1(c)
Remaining DC Merchandise Count	Section 5.1(c)
Remaining Merchandise	Section 3.2(b)
Retail Price	Section 11.1(m)
Retained Employee	Section 9.1
Retention Bonuses	Section 9.4
Returned Defective Merchandise	Section 8.5
Returned Merchandise	Section 8.5
Returned Merchandise Log	Section 8.5
Sale	Recitals
Sale Commencement Date	Section 6.1
Sale Guidelines	Section 8.1
Sale Term	Section 6.1
Sale Termination Date	Section 6.1
Sales Taxes	Section 8.3
Sales Taxes Account	Section 8.3
Sharing Threshold	Section 3.1(b)
Shipping Variance	Section 5.1(c)
Shipping Variance Response	Section 5.1(c)
Store(s)	Recitals
Supplies	Section 8.4

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WARN Act	Section 9.1

Section 2. Appointment of Agent/Liquidation Sale Laws/Approval Order.  (a) Effective upon the entry of the Approval Order, the Merchant hereby appoints the Agent, and the Agent hereby agrees to serve, as the Merchant’s exclusive agent for the limited purpose of conducting the Sale at the Stores and disposing of the Owned FF&E in the Stores in accordance with the terms and conditions of this Agreement.

(b)           On the date that Merchant became a debtor and debtor in possession (the “Petition Date”) under Chapter 11 of the Bankruptcy Code, Merchant filed an expedited motion with the Bankruptcy Court, for entry of an order approving this Agreement and authorizing Merchant and Agent to conduct the Sale in accordance with the terms hereof (the “Approval Order”).  The Approval Order shall provide, in a form reasonably satisfactory to the Merchant and Agent, inter alia, that (i) this Agreement (and each of the transactions contemplated hereby) is approved in its entirety; (ii) Merchant and Agent shall be authorized to continue to take any and all actions as may be necessary or desirable to implement this Agreement and each of the transactions contemplated hereby; (iii) Agent shall be entitled to sell all Merchandise hereunder free and clear of all liens, claims or encumbrances thereon, with any presently existing liens encumbering all or any portion of the Merchandise or the Proceeds attaching only to the Guaranteed Amount and other amounts to be received by Merchant under this Agreement; (iv) Agent shall have the right to use the Stores and all related Store services, furniture, fixtures, equipment and other assets of Merchant as designated hereunder for the purpose of conducting the Sale, free of any interference from any entity or person subject to compliance with the Sale Guidelines and Approval Order with respect to the Assets; (v) Agent, as agent for Merchant, is authorized to conduct, advertise, post signs and otherwise promote the Sale as a “store closing,” “sale on everything,” “everything must go,” or similar themed sale, in accordance with the Sale Guidelines (as the same may be modified and approved by the Bankruptcy Court) and without compliance with the Liquidation Sale Laws, subject to compliance with the Sale Guidelines and Approval Order; provided, however, Agent shall not advertise the Sale as a “going-out-of-business sale”; (vi) Agent shall be granted a limited license and right to use until the Sale Termination Date the trade names, logos and customer lists relating to and used in connection with the operation of the Stores, solely for the purpose of advertising the Sale in accordance with the terms of this Agreement; (vii) all newspapers and other advertising media in which the Sale is advertised shall be directed to accept the Approval Order as binding and to allow Merchant and Agent to consummate the transactions provided for in this Agreement, including, without limitation, the conducting and advertising of the Sale in the manner contemplated by this Agreement; (viii) all utilities, landlords, creditors and all persons acting for or on their behalf shall not interfere with or otherwise impede the conduct of the Sale, institute any action in any court (other than in the Bankruptcy Court) or before any administrative body which in any way directly or indirectly interferes with or obstructs or otherwise impedes the conduct of the Sale; (ix) the Bankruptcy Court shall retain jurisdiction over the parties to enforce this Agreement; (x) Agent shall not be liable for any claims against the Merchant other than as expressly provided for in this Agreement; (xi) to the extent the Agent is owed the Adjustment Amount, and the Lenders received the Adjustment Amount, then the Lenders shall promptly, upon the written request of

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the Agent, disgorge and remit the Adjustment Amount to the Agent; and (xii) Agent shall be granted a valid, binding, enforceable and perfected security interest in the Merchandise and the Proceeds as provided for in Section 16 hereof.  Subject to the rights and limitations set forth in that certain Intercreditor Agreement, dated February 14, 2006 (as amended by that certain Joinder and Acknowledgement Agreement dated October 24, 2007, the “Intercreditor Agreement”), and the interim order, dated May 2, 2008, authorizing Merchant to, inter alia, obtain postpetition secured financing and use cash collateral (the “Interim DIP Order”, and together with any subsequent or final order approving same, the “DIP Order”), any Approval Order shall be in form and substance reasonably acceptable to General Electric Capital Corporation (“GECC”), as agent for itself and Merchant’s other secured lenders (collectively, the “Lenders”), the Ad Hoc Committee (the “Ad Hoc Noteholder Committee”) of Holders (the “Noteholders”) of Senior Floating Rate Notes due 2014 issued by Linens ‘n Things, Inc. and Linens ‘n Things Center, Inc. (the “Notes”) and The Bank of New York (the “Indenture Trustee”), as collateral agent and trustee under the indenture, dated as of February 14, 2006, relating to the Notes.

(c)           Subject to entry of the Approval Order, Agent shall be authorized to advertise the Sale as a “store closing,” “sale on everything,” “everything must go,” or similar-themed sale, and the Approval Order shall provide that Agent shall be required to comply with applicable federal, state and local laws, regulations and ordinances, including, without limitation, all laws and regulations relating to advertising, permitting, privacy, consumer protection, occupational health and safety and the environment, together with all applicable statutes, rules, regulations and orders of, and applicable restrictions imposed by, governmental authorities (collectively, the “Applicable General Laws”), other than all applicable laws, rules and regulations in respect of “going out of business,” “store closing” or similar-themed sales (collectively, the “Liquidation Sale Laws”), provided that such Sale is conducted in accordance with the terms of this Agreement, the Sale Guidelines and Approval Order.

Section 3.                                            Consideration to Merchant and Agent.

3.1           Payments to Merchant.

  (a)         As a guaranty of Agent’s performance hereunder, Agent guarantees that Merchant shall receive (i) ninety-five and ninety six one-hundredths of one percent  (95.96%) (the “Guaranty Percentage”) of the aggregate Cost Value of the Merchandise included in the Sale (the “Guaranteed Amount”), which Guaranteed Amount shall be paid at such time and in such manner as shall hereinafter be provided.

(b)           To the extent that Proceeds exceed the sum of (x) the Guaranteed Amount, (y) Expenses of the Sale and (z) five percent (5.0%) of the aggregate Cost Value of the Merchandise included in the Sale (the “Agent’s Fee”) (the sum of (x), (y) and (z), the “Sharing Threshold”), then all remaining Proceeds of the Sale above the Sharing Threshold shall be shared fifty percent (50%) to Merchant and fifty percent (50%) to Agent.  All amounts, if any, to be received by Merchant from Proceeds in excess of the Sharing Threshold shall be referred to as

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the “Recovery Amount.”  Agent shall pay to Merchant the Guaranteed Amount and the Recovery Amount, if any, in the manner and at the times specified in Section 3.3 below.  The Guaranteed Amount and the Recovery Amount will be calculated based upon the aggregate Cost Value of the Merchandise as determined by (A) the final certified report of the Inventory Taking Service after verification and reconciliation thereof by Agent and Merchant, (B) the aggregate Cost Value of the Distribution Center Merchandise and On-Order Merchandise included in the Sale, and (C) the aggregate Cost Value of the Merchandise subject to Gross Rings, as adjusted for shrinkage per this Agreement.   To the extent that Merchant is entitled to receive a Recovery Amount from Proceeds, Agent shall pay such Recovery Amount as part of the Final Reconciliation under Section 8.7, as soon as commercially reasonable after the Sale Termination Date.

(c)           The Guaranty Percentage has been fixed based upon the aggregate Cost Value of the Merchandise, without taking into account the Global Inventory Adjustment, being not less than $128,000,000 (the “Merchandise Threshold”).  To the extent that the aggregate Cost Value of the Merchandise included in the Sale, without taking into account the Global Inventory Adjustment, is less than the Merchandise Threshold, the Guaranty Percentage shall be adjusted in accordance with Exhibit 3.1(c) annexed hereto (in addition to any adjustment applicable pursuant to section 11.1(m) hereof), as and where applicable.  In lieu of the foregoing adjustment to the Guaranty Percentage, Merchant may, at its election, transfer into the Stores additional goods acceptable to Agent with respect to mix, balance, quality, pricing and margin, at Merchant’s expense, to meet the minimum threshold (the “Transferred Goods”) which Transferred Goods shall be included as Merchandise; provided however, within 48 hours of the completion of the Inventory Taking in the Stores and the selection of the Transferred Goods, Agent shall provide Merchant with  written notice designating the Store locations to which Merchant shall ship such Transferred Goods.  Irrespective of the achievement of the Merchandise Threshold, the Merchant may also transfer such other finished goods inventory to the Stores as Agent shall agree, and such inventory shall be deemed to be Transferred Goods for all purposes of this Agreement.

3.2           Compensation to Agent.  Subject to entry of the Approval Order:

(a)           Agent shall receive, as its compensation for services rendered to Merchant, the Agent’s Fee, plus all remaining Proceeds of the Sale after payment of the Guaranteed Amount, Expenses of the Sale, the Recovery Amount, if any, and all other amounts payable to Merchant from Proceeds hereunder.  Pursuant to Section 15.9, the Agent shall also be entitled to receive a commission based on the net proceeds of the sale of FF&E.

(b)           All Merchandise remaining at the Sale Termination Date (the “Remaining Merchandise”) shall become the property of Agent, free and clear of all liens, claims and encumbrances of any kind or nature, subject to Merchant’s right to payment of the Recovery Amount, if any, and any other amount owing hereunder, and the proceeds received by Agent from the disposition, in a commercially reasonable manner, of such unsold Merchandise shall

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constitute Proceeds hereunder.  Notwithstanding the foregoing, Agent shall exercise commercially reasonable efforts to dispose of all of the Merchandise during the Sale Term.

3.3           Time of Payments.

(a)           On the first business day following issuance of the Approval Order (the “Payment Date”), Agent shall pay to Merchant an amount (the “Initial Guaranty Payment”) equal to ninety percent (90%) of the product of (i) the Guaranty Percentage and the estimated aggregate Cost Value of the Merchandise to be included in the Sale as reflected on Merchant’s books and records on the last business day immediately preceding the Sale Commencement Date (the “Estimated Guaranteed Amount”) by wire transfer to the account designated by GECC prior to the Payment Date (the “Lenders’ Designated Account).  The balance of the Guaranteed Amount, if any, shall be paid by Agent by wire transfer to the account designated by GECC on the earlier of (i) the second business day following the issuance of the final report of the aggregate Cost Value of the Merchandise included in the Sale by the Inventory Taking Service, after review, reconciliation and verification thereof by Agent and Merchant in consultation with Lenders, (the “Final Inventory Report”); provided, however, that Merchant and Agent shall exercise reasonable best efforts to reconcile the Inventory Taking within ten (10) days after its completion and (ii) the date that is thirty (30) days after the Sale Commencement Date, in which case the payment shall be of the undisputed balance of the Guaranteed Amount.  In the event that the Final Inventory Report is issued after payment of the undisputed portion of the Guaranteed Amount, or in the event that the Initial Guaranty Payment exceeds the Guaranteed Amount, the Agent or Merchant, as the case may be, shall pay to the Merchant or Agent, as the case may be, the amount (the “Adjustment Amount”) by which the actual Guaranteed Amount exceeds or is less than the sum of the Initial Guaranty Payment and the undisputed balance of the Guaranteed Amount actually paid as set forth above, within three (3) business days after the Final Inventory Report has been issued.   To the extent that Merchant is entitled to receive a Recovery Amount from Proceeds, Agent shall pay such Recovery Amount as part of the Final Reconciliation under Section 8.7, as soon as commercially reasonable after the Sale Termination Date.  To the extent that the Agent is owed the Adjustment Amount, and the Lenders received the Adjustment Amount, then the Lenders shall promptly, upon the written request of Agent, disgorge and remit the Adjustment Amount to Agent.

(b)           All amounts required to be paid by Agent or Merchant under any provision of this Agreement shall be made by wire transfer of immediately available funds which shall be wired by Agent or Merchant, as applicable, no later as 2:00 p.m. (Eastern Time) on the date that such payment is due; provided, however, that all of the information necessary to complete the wire transfer has been received by Agent or Merchant, as applicable, by 10:00 a.m. (Eastern Time) on the date that such payment is due.  In the event that the date on which any such payment is due is not a business day, then such payment shall be made by wire transfer on the next business day.

3.4           Security.  In order to secure the Agent’s obligations under this Agreement, in respect of (x) the payment of the unpaid portion of the Guaranteed Amount and (y) Expenses of

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the Sale, on the Payment Date, Agent shall furnish Merchant an irrevocable standby Letter(s) of Credit naming GECC and Merchant as co-beneficiaries (the “Beneficiaries”) in the aggregate original face amount equal to the difference between the Estimated Guaranteed Amount and the Initial Guaranty Payment, plus three (3) weeks’ estimated Expenses that Merchant pays in the ordinary course, which shall be substantially in the form of Exhibit 3.4 hereof (collectively, the “Letter of Credit”).  The Letter of Credit shall have an expiration date of no earlier than sixty days after the Sale Termination Date.  Unless the parties shall have mutually agreed that they have completed the final reconciliation and verification of the Final Inventory Report under this Agreement, then, at least thirty (30) days prior to the initial or any subsequent expiration date, the Beneficiaries shall receive an amendment to the Letter of Credit solely extending (or further extending, as the case may be) the expiration date by at least sixty (60) days.  If the Beneficiaries fail to receive such amendment to the Letter of Credit no later than thirty (30) days before the expiration date, then all amounts hereunder shall become immediately due and payable and the Beneficiaries shall be permitted to draw under the Letter of Credit in payment of amounts owed and the Beneficiaries shall hold the balance of the amount drawn under the Letter of Credit as security for amounts that may become due and payable to Merchant.  At Agent’s request, the Beneficiaries shall take all actions reasonably required to reduce the amount available to be drawn under the Letter of Credit by amounts credited against the Guaranteed Amount; provided, however, that the Letter of Credit shall not be reduced below three (3) weeks of estimated Expenses of the Sale.  In the event that Agent, after receipt of five (5) days’ notice (which notice shall not be required if Agent or any member of Agent shall be a debtor under title 11, United States Code), fails to pay the Guaranteed Amount, or portion thereof, or any Expenses of the Sale when due, GECC, individually, or the Beneficiaries, collectively, may draw on the Letter of Credit in an amount equal to the unpaid, past due amount of the Guaranteed Amount or Expenses that is not the subject of a reasonable dispute.

Section 4.               Expenses of the Sale.

4.1           Expenses.  Agent shall be unconditionally responsible for all Expenses incurred in conducting the Sale during the Sale Term, which expenses shall be paid by Agent in accordance with Section 4.2 below.  As used herein, “Expenses” shall mean the Store-level operating expenses of the Sale which arise during the Sale Term set forth below:

(a)           all payroll and commissions, if applicable, for all Retained Employees used in conducting the Sale for actual days/hours worked during the Sale Term;

(b)           any amounts payable by Merchant for benefits for Retained Employees (including FICA, unemployment taxes, workers’ compensation and healthcare insurance, and vacation benefits that accrue during the Sale Term, but excluding Excluded Benefits) for Retained Employees used in the Sale, in an amount equal to 21.5% of the aggregate base payroll for all Retained Employees in the Stores (the “Benefits Cap”);

(c)           costs of all security in the Stores (to the extent customarily provided in the Stores) including, without limitation, security systems, courier and guard service, building alarm

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service and alarm service maintenance;

(d)           50% of the fees and costs of the Inventory Taking Service to conduct the Inventory Taking at the Stores; provided that Merchant shall be responsible for the actual payroll and related costs for the Retained Employees who work at a Store during the Inventory Taking at such Inventoried Location;

(e)           Retention Bonuses for Retained Employees, as provided for in Section 9.4 below;

(f)            [intentionally omitted]

(g)           advertising and direct mailings relating to the Sale, and Store interior and exterior signage and banners relating to the Sale;

(h)           local and long-distance telephone expenses incurred at the Stores;

(i)            credit card fees, chargebacks and discounts with respect to Merchandise sold in the Sale;

(j)            bank service charges (for Store and corporate accounts), check guarantee fees, and bad check expenses to the extent attributable to the Sale;

(k)           costs for additional Supplies used at the Stores;

(l)            all fees and charges required to comply with Applicable General Laws in connection with the Sale;

(m)          Store cash theft and other store cash shortfalls in the registers;

(n)           any and all costs relating to the processing, transfer and consolidation of Merchandise between and among the Stores, including delivery and freight costs, it being understood that Agent shall be responsible for coordinating such transfer of Merchandise;

(o)           housekeeping and cleaning expenses related to the Stores;

(p)           Store trash and snow removal;

(q)           on-site supervision of the Stores, including base fees and bonuses of Agent’s field personnel, travel to and from the Stores and incidental out-of-pocket and commercially reasonable travel expenses relating thereto;

(r)            postage, courier and overnight mail charges to and from or among the Stores and central office to the extent relating to the Sale;

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(s)           actual Occupancy Expenses for the Stores on a per location and per diem basis in an amount equal to the per Store per diem amount set forth on Exhibit 4.1(s) hereto;

(t)            Central Service Expenses equal to $20,000 per week;

(u)           Agent’s actual cost of capital (including Letter of Credit fees); and

(v)           Agent’s reasonable out-of-pocket costs and expenses, including but not limited to, legal fees and expenses, incurred in connection with the review of data, preparation, negotiation and execution of this Agreement, the Approval Order and any ancillary documents, in an amount not to exceed $275,000.

Notwithstanding anything herein to the contrary, to the extent that any Expense listed in Section 4.1 is also included on Exhibit 4.1(s), then Exhibit 4.1(s) shall control, and such Expenses shall not be double counted.

As used herein, the following terms have the following respective meanings:

(i)            “Central Service Expenses” means costs and expenses for Merchant’s central administrative services necessary for the Sale, including, but not limited to, MIS services, payroll processing, cash reconciliation, inventory processing and handling and data processing and reporting.

(ii)           “Excluded Benefits” means benefits in excess of the Benefits Cap.

(iii)          “Occupancy Expenses” means base rent, percentage rent, HVAC, utilities, CAM, storage costs, real estate and use taxes, merchant’s association dues and expenses, , a pro rata portion of property insurance attributable to the Merchandise subject to the Sale and a pro rata portion of comprehensive public liability insurance attributable to the Stores personal property leases (including, without limitation, point of sale equipment), cash register maintenance, building maintenance and rental for furniture, fixtures and equipment, all of the foregoing as categorized and reflected on Exhibit 4.1(s) hereto.

“Expenses” shall not include: (i) Excluded Benefits; (ii) Central Service Expenses, except as provided in Section 4.1(t); (iii) Distribution Center Expenses; (iv) Occupancy Expenses (including any portion of the percentage rent obligations allocable to the sale of Merchandise during the Sale under applicable leases or occupancy agreements, except as provided in Section 4.1(s); (v) expenses of the type set forth in 4.1(a) – (u) above to the extent the same shall not have been approved in advance by Agent; and (vi) any other costs, expenses or liabilities payable by Merchant not provided for herein.

4.2           Payment of Expenses.  Effective from and after entry of the Approval Order:

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(a)           Agent shall be responsible for the payment of all Expenses, whether or not there are sufficient Proceeds collected to pay such Expenses after the payment of the Guaranteed Amount.  All Expenses incurred during each week of the Sale (i.e. Sunday through Saturday) shall be paid by Agent to or on behalf of Merchant, or paid by Merchant and thereafter reimbursed by Agent as provided for herein, immediately following the weekly Sale reconciliation by Merchant and Agent pursuant to Section 8.7 below; provided, however, in the event that the actual amount of an expense is unavailable on the date of the reconciliation (such as payroll), Merchant and Agent shall agree to an estimate of such amounts, which amounts will be reconciled once the actual amount of such Expense becomes available.  Agent and/or Merchant may review or audit the Expenses at any time.

(b)           Notwithstanding anything herein to the contrary, (i) to the extent that Proceeds are insufficient, Merchant shall not be required to fund or otherwise pay any Expenses of Sale and (ii) without limitation on Expenses that may be funded in advance by Agent at Merchant’s reasonable request, to the extent that Proceeds are insufficient, Agent shall fund, in advance, all payroll and related expenses for Retained Employees at least two (2) business days prior to the date that such payments are due by Merchant.

Section 5.               Inventory Valuation; Merchandise.

5.1           Inventory Taking.

(a)           Inventory Taking.  As soon as practicable following the Sale Commencement Date, but in no event later than twenty-one (21) days after the Sale Commencement Date, Merchant and Agent shall cause an SKU inventory taking (the “Inventory Taking”) at each of the Stores (the “Inventory Locations”).  Merchant and Agent shall jointly employ a mutually acceptable independent inventory taking service (the “Inventory Taking Service”) to conduct the Inventory Taking.  The Inventory Taking shall be conducted in accordance with the procedures and instructions attached hereto as Exhibit 5.1(a)(i) (the “Inventory Taking Instructions”).  Agent shall be responsible for fifty percent (50%) of the fees and expenses of the Inventory Taking Service as an Expense hereunder and Merchant shall pay the remaining fifty percent (50%).  Except for the Inventory Taking costs payable to the Inventory Taking Service, Merchant and Agent shall each bear its respective costs and expenses relative to the Inventory Taking.  Merchant, Agent and the Lender may each have representatives present during the Inventory Taking and each shall have the right to review and verify the listing and tabulation of the Inventory Taking Service.  Merchant agrees that, during the conduct of the Inventory Taking in each of the Inventory Locations, the applicable Inventory Location shall be closed to the public, and no sales or other transactions shall be conducted.  Merchant and the Agent further agree that until the Inventory Taking in each particular Inventory Location is completed, neither Merchant nor the Agent shall: (i) transfer any Merchandise to or from that Inventory Location, (ii) move Merchandise within or about the Inventory Locations, and/or (iii) remove any hang tags, price tickets, or inventory control tags affixed to any Merchandise. Merchant and Agent agree to cooperate with each other to conduct the Inventory Taking commencing at a time that would

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minimize the number of hours that such locations would be closed for business.  On a weekly basis, as part of the Weekly Sale Reconciliations, Merchant and Agent shall count and reconcile all shipments and receipts of Distribution Center Merchandise and On-Order Merchandise in the Stores in accordance with the procedures set forth on Exhibit 5.1(a)(ii) (to be reasonably agreed upon by Merchant and Agent); provided, however, that the aggregate Cost Value of such Merchandise shall be included for purposes of calculating the Guaranteed Amount.

(b)           The Agent and Merchant agree that they will, and agree to cause their respective representatives to, cooperate and assist in the preparation and the calculation of the Aggregate Cost Value of the Merchandise included in the Sale, including, without limitation, the making available to the extent necessary of books, records, work papers and personnel.

(c)                   Distribution Center Merchandise and On-Order Merchandise, if any delivered to the Stores after the Sale Commencement Date, shall be counted and reconciled within five Store business days after receipt of such goods in the Stores, in accordance with the procedures set forth herein; failure to report any variance between the received shipment and the applicable shipping documents (each a “Shipping Variance”) within such five Store business day period shall, absent manifest error, result in such receipts being automatically confirmed as received, consistent with the applicable shipping documents.  Merchant shall have two Distribution Center business days to verify a timely reported Shipping Variance (each a “Shipping Variance Response”);  failure to respond to an asserted Shipping Variance within such two Distribution Center business day period shall result in such Shipping Variance being deemed valid.  If Merchant timely issues a Shipping Variance Response that disputes the asserted Shipping Variance, Merchant and Agent shall cooperate with each other to verify and resolve such dispute.  Following the Sale Commencement Date, Merchant will ship all Distribution Center Merchandise and On-Order Merchandise to the Stores in accordance with the Store allocation set forth on Exhibit 5.1(c) annexed hereto.  For the avoidance of doubt, Merchant will ship all Distribution Center Merchandise and On-Order Merchandise to the Stores, at Merchant’s cost.

5.2           Merchandise Subject to This Agreement.

(a)           For purposes of this Agreement, “Merchandise” shall mean:  (i) all finished goods inventory (including Domestic Merchandise and Imported Merchandise) that is owned by Merchant and (x) located at the Stores as of the Sale Commencement Date, including (A) Defective Merchandise; (B) Distribution Center Merchandise received in the Stores prior to the Sale Commencement Date;  (C) Aged Merchandise; (D) the Display Merchandise, and (E) Merchandise subject to Gross Rings; (ii) Distribution Center Merchandise received in the Stores on or prior to the date that is thirty (30) days after the Sale Commencement Date (the “Store Receipt Deadline”); (iii) On-Order Merchandise received in the Stores on or prior to the Store Receipt Deadline; and (iv) to the extent Merchant so elects in accordance with the terms hereof, Transferred Goods received prior to the Store Receipt Deadline.  Notwithstanding the foregoing, “Merchandise” shall not include: (1) goods which belong to sublessees, licensees, department lessees, or concessionaires of Merchant; (2) goods held by Merchant on memo, on consignment, or as bailee; (3) furnishings, trade fixtures, equipment and/or improvements to real property

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which are located in the Stores (collectively, “FF&E”); provided that, Agent shall be permitted to sell Owned FF&E as set forth in Section 15.9; and (4) Excluded Defective Merchandise.

(b)           As used in this Agreement, the following terms have the respective meanings set forth below:

“Aged Merchandise” means items of merchandise which have been discontinued by Merchant and have been offered at a point of sale discount for more than thirteen (13) consecutive months.

“Defective Merchandise” means any item of Merchandise that is defective or otherwise not saleable in the ordinary course because it is worn, scratched, broken, faded, torn, mismatched, tailored or affected by other similar defenses rendering it not first quality.  Display Merchandise shall not per se be deemed to be Defective Merchandise.

“Display Merchandise” means those items of inventory used in the ordinary course of business as displays or floor models, including inventory that has been removed from its original packaging where such items of inventory have been removed from its original packaging for the purpose of putting such item on display but not customarily sold or saleable by Merchant, which goods are not otherwise damaged or defective.  For the avoidance of doubt, Merchandise created for display and not saleable in the ordinary course of business shall not constitute Display Merchandise.

“Distribution Center Merchandise” means those items of inventory identified by SKU on Exhibit 5.2(b) annexed hereto, that was located in Merchant’s Distribution Centers and was specifically earmarked for transfer to the Stores both prior to and after the Sale Commencement Date for purposes of inclusion in the Sale, which goods, to the extent not delivered to the Stores prior to the Sale Commencement Date, shall be delivered by Merchant to the Stores in accordance with Schedule 5.1(c) annexed hereto on or before the date that is thirty (30) days after the Sale Commencement Date.

“Domestic Merchandise” means those items of inventory that are being delivered by a manufacturer/vendor located within the United States.

“Excluded Defective Merchandise” means those items of Defective Merchandise that are not saleable in the ordinary course because they are so damaged or defective that such inventory cannot reasonably be used for their intended purpose.  For the avoidance of doubt, electronic Display Merchandise without power cords shall constitute Excluded Defective Merchandise.

“Imported Merchandise” means items of inventory that are purchased by Merchant from a manufacturer/vendor located outside the United States and imported into the United States by Merchant.

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“On-Order Merchandise” mean items of inventory that were ordered by Merchant in the ordinary course of business and earmark for the Stores, which inventory was not received in the Stores as of the Sale Commencement Date, but which may be received in the Store prior to the Store Receipt Deadline.

5.3           Valuation.

(a)           For purposes of this Agreement, “Cost Value” shall mean (i) with respect to each item of Domestic Merchandise, the last cost for the SKU for such item of Domestic Merchandise as reflected on Merchant’s inventory item master cost file (the “Cost File”), which amount does not include freight or any additional vendor credits; and (ii) with respect to Imported Merchandise, the landed cost for such item of Imported Merchandise as reflected in the Cost File, which amount reflects last cost for the SKU for such item of Imported Merchandise plus a damage allowance, duty rate, freight, and brokerage fee, harbor maintenance fees, drayage, brokers’ fees, insurance, commissions, processing costs and other costs directly associated with landing the product in the Distribution Centers; provided, that in no event shall the Cost Value of any Merchandise exceed the Retail Price for such item of Merchandise; provided however, any adjustment to the Cost Value as a result of the immediately preceding provisio shall not be factored into the calculation for purposes of determining whether the aggregate Cost Value of the Merchandise has satisfied the Merchandise Threshold provided for in Section 3.1(c) hereof and/or the Cost Factor providing for in Section 11.1(m) hereof.  Items of Distribution Center Merchandise and On-Order Merchandise received in the Stores on or prior to the date that is fifteen (15) days after the Sale Commencement Date (excluding the Sale Commencement Date for purposes of such calculation) (the “Interim Receipt Deadline”), will be included in Merchandise at the applicable Cost Value for Domestic Merchandise or Imported Merchandise, as applicable (the “Applicable Cost Value”), for each such item; provided, however, that items of Distribution Center Merchandise, Transferred Goods and/or On-Order Merchandise received at the Stores after the Interim Receipt Deadline but prior to the Store Receipt Deadline shall be included in Merchandise at the Applicable Cost Value for each such item multiplied by the inverse of the prevailing discount on similar items of Merchandise as of the date of receipt in the Stores; provided further, that items of Distribution Center Merchandise, Transferred Goods and/or On-Order Merchandise received in the Stores after the Store Receipt Deadline shall not constitute Merchandise, shall be given no Cost Value, and shall be excluded from Merchandise, and shall, at Merchant’s option either be sold by Agent as Merchant Consignment Goods pursuant to Section 5.4 hereof, or excluded from the Sale and removed by Merchant from the Stores.  The Cost File does not account for any advertising co-op allowances or discounts associated with expedited payment terms offered by any vendor, and, further, the Applicable Cost Value of any item of Merchandise shall not be adjusted for any such amounts.

(b)           Other than Excluded Defective Merchandise, in lieu of any other adjustments to the Cost Value of Merchandise under this Agreement (e.g., adjustments for Defective Merchandise, clearance merchandise, mis-mates and near-mates, sample merchandise and/or Excluded Price Adjustments), the aggregate Cost Value of the Merchandise shall be adjusted

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(i.e., reduced) by means of a single global downward adjustment equal to one percent (1.0%) of the aggregate Cost Value of the Merchandise (the “Global Inventory Adjustment”).

(c)           Excluded Defective Merchandise located in the Stores shall be identified and counted during the Inventory Taking and thereafter removed from the sales floor and segregated.  Excluded Defective Merchandise included in Distribution Center Merchandise and/or On-Order Merchandise must be identified jointly by Merchant and Agent (with written notice provided to Barry Gold of Asset Disposition Advisors, LLC at barrygold@aol.com), within five (5) business days of such Distribution Center Merchandise and/or On-Order Merchandise receipt in the Stores.  Other than as identified during the Inventory Taking at a Store, or as provided for in this Section 5.3(c) with respect to Distribution Center Merchandise and/or On-Order Merchandise, no other goods can be categorized as Excluded Defective Merchandise, regardless of their condition.

5.4           Excluded Goods.  Merchant shall retain all responsibility for any goods not included as “Merchandise” hereunder.  If Merchant elects at the beginning of the Sale Term, Agent shall accept goods not included as “Merchandise” hereunder for sale as “Merchant Consignment Goods” at prices established by the Agent.  The Agent shall retain 20% of the sale price for all sales of Merchant Consignment Goods, and Merchant shall receive 80% of the receipts in respect of such sales.  Merchant shall receive its share of the receipts of sales of Merchant Consignment Goods on a weekly basis, immediately following the weekly Sale reconciliation by Merchant and Agent pursuant to Section 8.7 below.  If Merchant does not elect to have Agent sell defective or display goods merchandise not included as Merchandise, then all such items will be removed by Merchant from the Stores at its expense as soon as practicable after the Sale Commencement Date.  Except as expressly provided in this Section 5.4, Agent shall have no cost, expense or responsibility in connection with any goods not included in Merchandise.

Section 6.               Sale Term.

6.1           Term.  Subject to satisfaction of the conditions precedent set forth in Section 10 hereof, the Sale shall commence at each Store on the first business day following the entry of the Approval Order, but in no event later than June 1, 2008 (the “Sale Commencement Date”).  Subject to the prior expiration of the term of any Store Lease (as reflected on Exhibit 4.1(s)), the Agent shall complete the Sale at each Store and vacate such Store in broom-clean condition by no later than August 31, 2008, unless the Sale is extended by mutual written agreement of Agent and Merchant (the “Sale Termination Date”; the period from the Sale Commencement Date to the Sale Termination Date as to each Store being the “Sale Term”).  The Agent may, in its discretion, terminate the Sale at any Store upon not less than ten (10) days’ prior written notice (a “Vacate Notice”) to Merchant.  In the event the Agent fails to provide Merchant with such timely notice, Agent shall be liable for and pay the actual amounts payable to landlords for the days by which notice of a Store closing was less than ten (10) days.

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6.2           Vacating the Stores.  At the conclusion of the Sale, Agent agrees to leave the Stores in “broom clean” condition, ordinary wear and tear excepted, except for unsold items of FF&E (except as provided for in Section 15.9 below). Agent shall vacate the Stores on or before the Sale Termination Date, as provided for herein, at which time Agent shall surrender and deliver the Store premises and Store keys to Merchant. Agent’s obligations to pay all Expenses, including Occupancy Expenses, for each Store subject to Vacate Notice shall continue until the later of (a) the applicable vacate date for such Store, or (b) the 15th day of the calendar month in which the vacate date for such Store occurs.  All assets of Merchant used by Agent in the conduct of the Sale (e.g. FF&E, etc.) shall be returned by Agent to Merchant at the end of the Sale Term to the extent the same have not been consumed in the conduct of the Sale or sold (e.g., Supplies); provided, however, that Agent shall be responsible for removing all remaining Supplies at the end of the Sale Term.  Agent shall be responsible for all Occupancy Expenses (irrespective of any per diem cap on Occupancy Expenses) for a Store for which Merchant is or becomes obligated resulting from Agent’s failure to vacate such Store in a timely manner.

6.3           Gross Rings.  In the event that the Sale commences at any Store subject to Inventory Taking prior to the completion of the Inventory Taking at such Store, then, for the period from the Sale Commencement Date for such Store until the Inventory Date for such Store, Agent and Merchant shall jointly keep (i) a strict count of gross register receipts less applicable Sales Taxes but excluding any prevailing discounts (“Gross Rings”), and (ii) cash reports of sales within such Store. Agent and Merchant shall keep a strict count of register receipts and reports to determine the actual Cost Value and Retail Price of the Merchandise sold by SKU.  All such records and reports shall be made available to Agent and Merchant during regular business hours upon reasonable notice.  Any Merchandise included in the Sale using the Gross Rings shall be included in Merchandise using the Gross Rings method and, as soon as determinable, Agent shall pay that portion of the Guaranteed Amount calculated on the Gross Rings basis, to account for shrinkage, on the basis of 103% of the aggregate Cost Value of the Merchandise (without taking into account any of Agent’s point of sale discounts or point of sale markdowns) sold during the Gross Rings period.

Section 7.               Sale Proceeds.

7.1           Proceeds.  For purposes of this Agreement, “Proceeds” shall mean the aggregate of (a) the total amount (in dollars) of all sales of Merchandise made under this Agreement, exclusive of Sales Taxes; and (b) all proceeds of Merchant’s insurance for loss or damage to Merchandise or loss of cash arising from events occurring during the Sale Term.  Proceeds shall also include any and all proceeds received by Agent from the disposition, in a commercially reasonable manner, of unsold Merchandise at the end of the Sale, whether through salvage, bulk sale or otherwise.

7.2           Deposit of Proceeds.

(a)           Agent may establish its own accounts, dedicated solely for the deposit of the Proceeds and the disbursement of amounts payable to Agent hereunder (the “Agency

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Accounts”), and Merchant shall promptly upon Agent’s request execute and deliver all necessary documents to open and maintain the Agency Accounts; provided, however, the Agent may elect to continue to use the Merchant’s Designated Deposit Accounts (as defined below) as the Agency Accounts (as defined below).  The Agency Accounts shall be dedicated solely to the deposit of Proceeds and the disbursement of amounts payable hereunder, and Agent shall exercise sole signatory authority and control with respect to the Agency Accounts.  Upon request, Agent shall deliver to Merchant copies of all bank statements and other information relating to such accounts.  Merchant shall not be responsible for, and Agent shall pay as an Expense hereunder, all bank fees and charges, including wire transfer charges, related to the Agency Accounts, whether received during or after the Sale Term (except, in the case of the period following the Sale Term, to the extent the Agency Accounts consist of Designated Depository Accounts).  Upon Agent’s designation of the Agency Accounts, all Proceeds of the Sale (including credit card proceeds) shall be deposited into the Agency Accounts.

(b)           During the period between the Sale Commencement Date and the date Agent establishes the Agency Accounts, all Proceeds of the Sale (including credit card proceeds) shall be collected by Agent and deposited on a daily basis into depository accounts designated by Merchant for the Stores, which accounts shall be designated solely for the deposit of Proceeds of the Sale (including credit card proceeds), and the disbursement of amounts payable by Agent hereunder (the “Designated Deposit Accounts”).  Following the payment of the Initial Guaranty Payment and the posting of the Letter of Credit and on each business day thereafter (or as soon thereafter as is practicable, but in no event less than weekly), Merchant shall promptly pay to Agent by wire funds transfer all collected funds constituting Proceeds deposited into the Designated Deposit Accounts (but not any other funds, including, without limitation, any proceeds of Merchant’s inventory sold prior to the Sale Commencement Date).

7.3           Credit Card Proceeds.  To the extent available from credit card processors, Agent shall have the right to use Merchant’s credit card facilities (including Merchant’s credit card terminals and processor(s), credit card processor coding, Merchant identification number(s) and existing bank accounts) for credit card Proceeds relating solely to the Sale.  So long as Merchant’s credit card facilities are available to the Agent, in the event that Agent elects to use Merchant’s credit card facilities, Merchant shall process credit card transactions on behalf of Agent and for Agent’s account, applying customary practices and procedures.  Agent shall not accept Merchant’s proprietary card.  Without limiting the foregoing, Merchant shall cooperate with Agent to down-load data from all credit card terminals each day during the Sale Term and to effect settlement with Merchant’s credit card processor(s) and shall take such other actions necessary to process credit card transactions on behalf of Agent under Merchant’s identification number(s).  At Agent’s request following the Payment Date and the payment of all amounts then due to Merchant by Agent, Merchant shall cooperate with Agent to establish Merchant identification numbers under Agent’s name to enable Agent to process all such credit card Proceeds for Agent’s account.  Merchant shall not be responsible for and Agent shall pay as an Expense hereunder, all credit card fees, charges and chargebacks related to the Sale, whether received during or after the Sale Term.  Merchant makes no representation that the credit card processors shall permit the use of Merchant’s credit card facilities on the same terms and

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conditions as they did prior to the date hereof, and Merchant shall not be obligated to assure the availability of such credit card facilities.  Notwithstanding anything herein to the contrary, if Agent elects to use Merchant’s credit card facilities during the Sale, Agent shall be required to make all arrangements necessary with Merchant’s credit card processors regarding the establishment of reserves for credit card sales during the Sale Term, and no funds of Merchant shall be used to establish any such reserves.

7.4           Petty Cash.  In addition to the Guaranteed Amount, Agent shall purchase all cash in the Stores on and as of the start of business on the Sale Commencement Date and shall reimburse Merchant on a dollar for dollar basis therefor.  Agent also shall purchase, on a dollar for dollar basis, all cash located in Merchant’s bank accounts which are used by Agent hereunder, which shall be determined, and paid for, as of the Sale Commencement Date.

Section 8.               Conduct of the Sale.  From and after the entry of the Approval Order:

8.1           Rights of Agent.  Subject to the provisions of Section 2 hereof and except as may otherwise be provided for in the Approval Order, the Agent shall be permitted to conduct the Sale as a “store closing,” “sale on everything,” “everything must go,” or similar themed sale throughout the Sale Term.  Agent shall not advertise the Sale as a “going-out-of-business sale.” The Agent shall conduct the Sale in the name of and on behalf of the Merchant in a commercially reasonable manner and in compliance with the terms of this Agreement and, except as modified by the Approval Order, all governing laws and applicable agreements to which Merchant is a party.  The Agent shall conduct the Sale in accordance with the sale guidelines attached hereto as Exhibit 8.1 (the “Sale Guidelines”).  In addition to any other rights granted to Agent hereunder in conducting the Sale, but subject to any applicable agreements to which Merchant is a party (including the leases for the Stores) except as modified by the Approval Order, the Agent, in the exercise of its reasonable discretion, shall have the right:

(a)           to establish Sale prices and Store hours which are consistent with the terms of applicable leases and local laws or regulations, including without limitation Sunday closing laws; provided however, to the extent that Agent extends the hours of operation at one or more of the Stores beyond the hours historically operated by Merchant, which results in additional utilities and increased Occupancy Expenses in excess of the amounts set forth on Exhibit 4.1(s), Agent shall be obligated to reimburse Merchant the amounts, if any, of such additional costs and such additional costs shall constitute Expenses of the Sale.

(b)           except as otherwise expressly included as an Expense, to use without charge during the Sale Term all FF&E, Store-level customer lists and mailing lists (but not email list) for the Stores (provided, however, such access shall be provided solely through Merchant’s outside advertisement mailer services, and the Agent shall not have direct access to any personally identifiable information contained therein), computer hardware and software, existing supplies located at the  Stores, intangible assets (including Merchant’s name, logo and tax identification numbers), Store keys, case keys, security codes and safe and lock combinations required to gain access to and operate the Stores, and any other assets of Merchant located at the

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Stores (whether owned, leased, or licensed) consistent with applicable terms of leases or licenses (except as modified by the Approval Order);

(c)           so long as such access does not unreasonably disrupt the business operations of Merchant, to use (i) Merchant’s central office facilities, central administrative services and personnel to process payroll, perform MIS and provide other central office services necessary for the Sale to the extent that such services are normally provided by Merchant in house, at no additional cost to Agent; provided, however, that, in the event that Agent expressly requests Merchant to provide services other than those normally provided to the Stores and relating to the sale of merchandise by Merchant, Agent shall be responsible for the actual incremental cost of such services as an Expense; and (ii) one office located at Merchant’s central office facility.

(d)           to establish and implement advertising, signage and promotion programs consistent with the “store closing” or similar theme (including, without limitation, by means of media advertising, A-frame and similar interior and exterior signs and banners) in a manner consistent with the Sale Guidelines and applicable law; provided, however, the content of all such advertising and signage shall be approved in advance by Paul Traub, of Asset Disposition Advisors, LLC at ptraub@dreierllp.com, upon two business days’ prior notice of such advertising, which shall be sent by email to Merchant, which approval shall not be unreasonably withheld or delayed, and which approval shall be deemed to be granted unless denied in writing prior to the expiration of such time period.  Merchant agrees that any advertisement, signage or promotional programs substantially similar to a previously approved advertisement, signage or promotional program will not require further approval of Merchant;

(e)           to transfer Merchandise between and among the Stores; provided, however, the Agent shall not transfer Merchandise between Stores unless the Inventory Taking at the transferring Store has been completed; and

(f)            upon entry of the Approval Order, Agent shall be authorized to conduct the Sale in accordance with the provisions of the Sale Guidelines and Approval Order.

8.2           Terms of Sales to Customers.

(a)           All sales of Merchandise will be “final sales” and “as is,” and all advertisements and sales receipts will reflect the same.  Agent shall not warrant the Merchandise in any manner, but will, to the extent legally permissible, pass on all manufacturers’ warranties to customers.  All sales will be made only for cash, nationally recognized bank credit cards and, in Agent’s discretion, personal checks, provided, however, if Agent determines to accept personal checks, Agent shall bear the risk of nonpayment or loss with respect thereto.  Agent shall not accept or honor any coupons issued by Merchant or Merchant’s competitors; provided however, with respect to Merchant’s coupons to be honored at Merchant’s on-going stores during the Sale Term, to the extent not yet issued by Merchant, Merchant shall make commercially reasonable efforts to imprint a notation on such coupons that that they are not valid in the closing Stores.

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Agent shall post signs in reasonable locations in the Stores indicating that coupons shall not be honored but may, in its discretion, and at is sole expense, not as an Expense of the sale, honor coupons which are not by their terms ineligible for use at the Stores or with respect to the Merchandise.  Agent shall clearly mark all tickets and receipts for the Merchandise sold at the Stores during the Sale Term, so as to distinguish such Merchandise from the merchandise sold prior to the Sale Commencement Date.

(b)           Gift Certificates.  During the Sale Term, Agent shall accept Merchant’s gift certificates, gift cards and Merchandise credits issued by Merchant prior to the Sale Commencement Date.  Merchant shall reimburse Agent in cash for such amounts during the weekly sale reconciliation provided for in Section 8.7.

8.3           Sales Taxes.

(a)           During the Sale Term, all sales, excise, gross receipts and other taxes attributable to sales of Merchandise, as indicated on Merchant’s point of sale equipment (other than taxes on income) payable to any taxing authority having jurisdiction (collectively, “Sales Taxes”) shall be added to the sales price of Merchandise and collected by Agent, on Merchant’s behalf, at the time of sale.  All Sales Taxes shall be deposited into a segregated account designated by Merchant and Agent solely for the deposit of such Sales Taxes (the “Sales Taxes Account”).   Merchant shall prepare and file all applicable reports and documents required by the applicable taxing authorities, and Merchant shall promptly pay all Sales Taxes from the Sales Taxes Account.  Merchant will be given access to the computation of gross receipts for verification of all such tax collections.  Provided that Agent performs its responsibilities in accordance with this Section 8.3, Merchant shall indemnify and hold harmless Agent from and against any and all costs, including, but not limited to, reasonable attorneys’ fees, assessments, fines or penalties which Agent sustains or incurs as a result or consequence of the failure by Merchant to promptly pay such taxes to the proper taxing authorities and/or the failure by Merchant to promptly file with such taxing authorities all reports and other documents required, by applicable law, to be filed with or delivered to such taxing authorities.  If Agent fails to perform its responsibilities in accordance with this Section 8.3, and provided Merchant complies with its obligations hereunder, Agent shall indemnify and hold harmless Merchant from and against any and all costs, including, but not limited to, reasonable attorneys’ fees, assessments, fines or penalties which Merchant sustains or incurs as a result or consequence of the failure by Agent to collect Sales Taxes and/or the failure by Agent to promptly deliver any and all reports and other documents required to enable Merchant to file any requisite returns with such taxing authorities.

(b)           Without limiting the generality of Section 8.3(a) hereof, it is hereby agreed that, as Agent is conducting the Sale solely as agent for Merchant, various payments that this Agreement contemplates that one party may make to the other party (including the payment by Agent of the Guaranteed Amount) do not represent the sale of tangible personal property and, accordingly, are not subject to Sales Taxes.

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8.4           Supplies.  Agent shall have the right to use, without charge, all existing supplies located at the Stores, including, without limitation, boxes, bags, paper, twine and similar sales materials (collectively, “Supplies”).  In the event that additional Supplies are required in any of the Stores during the Sale, Merchant agrees to promptly provide the same to Agent, if available, for which Agent shall reimburse Merchant at Merchant’s cost therefor.  Merchant does not warrant that the existing Supplies as of the Sale Commencement Date are adequate for the purposes of the Sale.

8.5           Returns of Merchandise.  During the Sale Term, Agent shall accept returns of merchandise sold by Merchant prior to the Sale Commencement Date (“Returned Merchandise”), provided that such return is accompanied by the original Store register receipt and is otherwise in compliance with Merchant’s return and price adjustment policy in effect as of the date such item was purchased.  Subject to Merchant’s right to return such defective goods to Merchant’s vendors, if such Returned Merchandise is saleable as first-quality Merchandise, it shall be included in Merchandise and valued at the Cost Value (less the prevailing sale discount) applicable to such item as of the Sale Commencement Date.  In the event that Returned Merchandise constitutes Defective Merchandise (“Returned Defective Merchandise”), Merchant and Agent shall mutually agree upon the Cost Value for such item of Returned Defective Merchandise; provided, however, in the event that Merchant and Agent cannot mutually agree upon the Cost Value for such Returned Defective Merchandise, or such Returned Defective Merchandise constitutes Excluded Defective Merchandise, then such Returned Defective Merchandise shall constitute Merchant Consignment Goods or Excluded Defective Merchandise and excluded from the Sale.  The aggregate Cost Value of the Merchandise shall be increased by the Cost Value of any Returned Merchandise included in Merchandise (determined in accordance with this Section 8.5), and the Guaranteed Amount shall be adjusted accordingly.  Merchant shall promptly reimburse Agent in cash for any refunds Agent is required to issue to customers in respect of any Returned Merchandise; provided, however, to the extent that the Guaranteed Amount has been paid in full, unless and until Merchant and Agent agree to a mutually acceptable escrow or reserve sufficient to insure that Merchant will have sufficient funds to reimburse Agent pursuant to this Section 8.5, Agent shall have no further obligations pursuant to this Section 8.5.   Returned Merchandise not included in Merchandise shall be disposed of by Agent in accordance with instructions received from Merchant or, in the absence of such instructions, returned to Merchant at the end of the Sale Term.  Any increases in the Guaranteed Amount in connection with returned Merchandise shall be accounted for on a weekly basis.  Except to the extent that Merchant and Agent agree that Merchant’s POS or other applicable systems can account for returns of Merchandise, all returns must be noted and described in a detailed log and shall identify the receipt number for the original receipt and the date the item was purchased (the “Returned Merchandise Log”), to be maintained by Agent in a form acceptable to Merchant.  Agent shall provide Merchant with a copy of any Returned Merchandise Log on a weekly basis during the Sale.  Agent shall not be entitled to any adjustment, credit or payment for Returned Merchandise which is not properly noted and described in the Returned Merchandise Log (or otherwise reflected in Merchant’s POS systems).

8.6.          [Intentionally Omitted]

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8.7           Sale Reconciliation.  On each Wednesday during the Sale Term, commencing on the second Wednesday after the Sale Commencement Date, Agent and Merchant shall cooperate to reconcile Expenses of the Sale, receipts of Distribution Center Merchandise and/or On-Order Merchandise in the Stores, and such other Sale-related items as either party shall reasonably request, in each case for the prior week or partial week (i.e. Sunday through Saturday), all pursuant to procedures agreed upon by Merchant and Agent.  Within thirty (30) days after the end of the Sale Term, Agent and Merchant shall complete a final reconciliation of the Sale, the written results of which shall be certified by representatives of each of Merchant and Agent as a final settlement of accounts between Merchant and Agent.

8.8           Force Majeure.  If any casualty, act of terrorism, or act of God prevents or substantially inhibits the conduct of business in the ordinary course at any Store, such Store and the Merchandise located at such Store shall, in Agent’s discretion, be eliminated from the Sale and considered to be deleted from this Agreement as of the date of such event, and Agent and Merchant shall have no further rights or obligations hereunder with respect thereto; provided, however, that (i) subject to the terms of Section 7.1 above, the proceeds of any insurance attributable to such Merchandise shall constitute Proceeds hereunder, and (ii) the Guaranteed Amount shall be reduced to account for any Merchandise eliminated from the Sale which is not the subject of insurance proceeds, and Merchant shall reimburse Agent for the amount the Guaranteed Amount is so reduced prior to the end of the Sale Term.

8.9           Merchant’s Right to Monitor.  Merchant shall have the right to monitor the Sale and activities attendant thereto and to be present in the Stores during the hours when the Stores are open for business; provided that Merchant’s presence does not unreasonably disrupt the conduct of the Sale.  Merchant shall also have a right of access to the Stores at any time in the event of an emergency situation and shall promptly notify Agent of such emergency.

Section 9.               Employee Matters.

9.1           Merchant’s Employees.  Agent may use Merchant’s employees in the conduct of the Sale to the extent Agent deems expedient, and Agent may select and schedule the number and type of Merchant’s employees required for the Sale.  Agent shall identify any such employees to be used in connection with the Sale (each such employee, a “Retained Employee”) prior to the Sale Commencement Date.  Notwithstanding the foregoing, Merchant’s employees shall at all times remain employees of Merchant.  Agent’s selection and scheduling of Merchant’s employees shall at all times comply with all applicable laws and regulations. Merchant and Agent agree that, except to the extent that wages and benefits of Retained Employees constitute Expenses hereunder, nothing contained in this Agreement and none of Agent’s actions taken in respect of the Sale shall be deemed to constitute an assumption by Agent of any of Merchant’s obligations relating to any of Merchant’s employees including, without limitation, Excluded Benefits, Worker Adjustment Retraining Notification Act (“WARN Act”) claims and other termination type claims and obligations, or any other amounts required to be paid by statute or law; nor shall Agent become liable under any employment agreement or be

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deemed a joint or successor employer with respect to such employees.  Agent shall comply in the conduct of the Sale with all of Merchant’s employee rules, regulations, guidelines and policies which have been provided to Agent in writing.  Merchant shall not, without the prior consent of Agent, raise the salary or wages or increase the benefits for, or pay any bonuses or other extraordinary payments to, any Store employees prior to the Sale Termination Date.  Merchant shall not transfer any Retained Employee during the Sale Term without Agent’s prior consent, which consent shall not be unreasonably withheld.

9.2           Termination of Employees.  Agent may in its discretion stop using any Retained Employee at any time during the Sale, subject to the conditions provided for herein.  In the event that Agent desires to cease using any Retained Employee, Agent shall notify Merchant at least seven (7) days prior thereto, so that Merchant may coordinate the termination of such employee; provided, however, that, in the event that Agent determines to cease using an employee “for cause” (which shall consist of dishonesty, fraud or breach of employee duties), the seven (7) day notice period shall not apply, provided further, however, that Agent shall immediately notify Merchant of the basis for such “cause” so that Merchant can arrange for termination of such employee.  From and after the date of this Agreement and until the Sale Termination Date, Merchant shall not transfer or dismiss employees of the Stores except “for cause” without Agent’s prior consent.  Notwithstanding the foregoing, Agent shall not have the right to terminate the actual employment of any employee, but rather may only cease using such employee in the Sale and paying any Expenses with respect to such employee.

9.3           Payroll Matters.  During the Sale Term, Merchant shall process the base payroll for all Retained Employees.  Each Wednesday (or such other date as may be reasonably requested by Merchant to permit the funding of the payroll accounts before such payroll is due and payable) during the Sale Term, Merchant shall transfer, or, to the extent that the Payment Date has passed, Agent shall transfer, to Merchant’s payroll accounts an amount equal to the base payroll for Retained Employees plus related payroll taxes, workers’ compensation and benefits for such week which constitute Expenses hereunder.

9.4           Employee Retention Bonuses.  Agent may pay, as an Expense, retention bonuses (“Retention Bonuses”) (which bonuses shall be inclusive of payroll taxes, but as to which no benefits shall be payable), up to a maximum of ten percent (10%) of base payroll for all Retained Employees, to such Retained Employees who do not voluntarily leave employment and are not terminated “for cause,” as it may determine in its discretion.  The amount of such Retention Bonuses shall be in an amount to be determined by Agent, in its discretion, and shall be payable within thirty (30) days after the Sale Termination Date, and shall be processed through Merchant’s payroll system.  Agent shall provide Merchant with a copy of Agent’s Retention Bonus plan within five (5) business days after the Sale Commencement Date.

Section 10.             Conditions Precedent and Subsequent.  The willingness of Agent and Merchant to enter into the transactions contemplated under this Agreement are directly conditioned upon the satisfaction of the following conditions at the time or during the time periods indicated, unless specifically waived in writing by the applicable party:

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(a)           All representations and warranties of Merchant and Agent hereunder shall be true and correct in all material respects and no Event of Default shall have occurred at and as of the date hereof and as of the Sale Commencement Date.

(b)           Merchant shall have obtained the Approval Order on or before May 31, 2008.

(c)           Subject to the rights and limitations set forth in the Intercreditor Agreement and the DIP Orders, Merchant shall have obtained the consent of GECC, as agent for the Lenders, the Indenture Trustee, and the Ad Hoc Noteholder Committee to this Agreement.

Section 11.             Representations, Warranties and Covenants.

11.1         Merchant’s Representations, Warranties and Covenants.  Merchant hereby represents, warrants and covenants in favor of Agent as follows:

(a)         each entity comprising Merchant (i) is a corporation duly organized, validly existing and in good standing under the laws of the state or province of its formation (except as may be a result of the commencement any Chapter 11 Cases for Merchant); (ii) has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted; and (iii) is, and during the Sale Term will continue to be, duly authorized and qualified to do business and in good standing in each jurisdiction where the nature of its business or properties requires such qualification, including all jurisdictions in which the Stores are located, except, in each case, to the extent that the failure to be in good standing or so qualified could not reasonably be expected to have a material adverse effect on the ability of Merchant to execute and deliver this Agreement and perform fully its obligations hereunder.

(b)         Except as may be required in connection with the issuance of the Approval Order, and subject to the consent of the Lenders, the Indenture Trustee, and the Ad Hoc Noteholder Committee (subject to the rights and limitations set forth in the Intercreditor Agreement and the DIP Orders ): (i) the Merchant has the right, power and authority to execute and deliver this Agreement and each other document and agreement contemplated hereby (collectively, together with this Agreement, the “Agency Documents”) and to perform fully its obligations thereunder; (ii) Merchant has taken all necessary actions required to authorize the execution, delivery and performance of the Agency Documents, and no further consent or approval is required for Merchant to enter into and deliver the Agency Documents, to perform its obligations thereunder and to consummate the Sale, except for any such consent the failure of which to be obtained could not reasonably be expected to have a material adverse effect on the ability of Merchant to execute and deliver this Agreement and perform fully its obligations hereunder; and (iii) each of the Agency Documents has been duly executed and delivered by Merchant and constitutes the legal, valid and binding obligation of Merchant enforceable in accordance with its terms.

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(c)         Merchant owns, and will own at all times during the Sale Term, good and marketable title to all of the Merchandise to be included in the Sale, free and clear of all liens, claims and encumbrances of any nature, other than the liens listed on Exhibit 11.1(c) and any applicable statutory liens.  Merchant shall not create, incur, assume or suffer to exist any security interest, lien or other charge or encumbrance upon or with respect to any of the Merchandise or the Proceeds other than as provided for herein (including those listed on Exhibit 11.1(c)).  Any Approval Order shall provide that all such liens shall be transferred to and attach only to the Guaranteed Amount or other amounts payable to Merchant hereunder.

(d)         Merchant has maintained its pricing files in the ordinary course of business, and prices charged to the public for goods are the same in all material respects as set forth in such pricing files for the periods indicated therein (without consideration of any point of sale markdowns, except with respect to Aged Merchandise, where the point of sale markdown is reflected in the price files, and all pricing files and records are true and accurate in all material respects as to the actual cost to Merchant for purchasing the goods referred to therein and as to the selling price to the public for such goods (without consideration of any point of sale markdowns, other than with respect to Aged Merchandise) as of the dates and for the periods indicated therein.  Merchant represents that (i) the ticketed prices of all items of Merchandise do not and shall not include any Sales Taxes and (ii) all registers located at the Stores are programmed to correctly compute all Sales Taxes required to be paid by the customer under applicable law, as such calculations have been identified to Merchant by its retained service provider.

(e)         Except with respect to Merchant’s termination of point of sale events prior to the Sale Commencement Date in the manner previously disclosed to Agent, Merchant has not marked up or raised, and shall not up to the Sale Commencement Date mark up or raise, the price of any items of Merchandise, or removed or altered any tickets or any indicia of clearance merchandise, except in the ordinary course of business and except for the effects of the termination of promotional events.

(f)          Through the Sale Commencement Date, Merchant shall ticket or mark all items of inventory received at the Stores prior to the Sale Commencement in a manner consistent with similar Merchandise located at the Stores and in accordance with Merchant’s ordinary course past practices and policies relative to pricing and marking inventory.  To the extent Merchandise is not pre-ticketed prior to its receipt in the Distribution Centers, Agent shall be responsible for ticketing Distribution Center Merchandise and/or On-Order Merchandise as same is received in the Stores after the Sale Commencement Date.

(g)         Since May 1, 2008 Merchant has not, and through the Sale Commencement Date Merchant shall not purchase for or transfer to or from the Stores any merchandise or goods outside the ordinary course, except  for the transfer of Distribution Center Merchandise to the Stores prior to the Sale Commencement Date in a manner consistent with Exhibit 5.1(c).  Since May 1, 2008 and through May 18, 2008, Merchant has continued and will continue to replenish

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goods in the Stores in a manner and at levels consistent with Merchant’s replenishment of on-going stores, it being understood and agreed that such replenishment has not and will not be consistent with historic and customary levels or practices, as a result of, among other things, Merchant’s Chapter 11 filing and/or delays in procuring shipments from its vendors.  From and after May 19, 2008, Merchant shall discontinue designating replenishment for the Stores; provided however, On-Order Merchandise earmarked for the Stores prior to May 19, 2008, to the extent received, shall continue to flow through to the Stores, with some arriving after the Sale Commencement Date, but in any event prior to the Store Receipt Deadline.

(h)         To the best of Merchant’s knowledge, all Merchandise is in compliance with all applicable federal, state or local product safety laws, rules and standards.  Merchant shall provide Agent with its historic policies and practices, if any, regarding product recalls prior to the Sale Commencement Date.

(i)          Subject to the provisions of the Approval Order, throughout the Sale Term, the Agent shall have the right to the unencumbered use and occupancy of, and peaceful and quiet possession of, each of the Stores, the assets currently located at the Stores and the utilities and other services provided at the Stores.  Merchant shall, throughout the Sale Term, maintain in good working order, condition and repair all cash registers, heating systems, air conditioning systems, elevators, escalators and all other mechanical devices necessary for the conduct of the Sale at the Stores.  Except any amounts owing as a result of the commencement of any Chapter 11 Case, and absent a bona fide dispute, throughout the Sale Term Merchant shall remain current on all expenses and payables necessary for the conduct of the Sale (other than those relating to any period prior to the commencement of any Chapter 11 Case), subject to any restrictions that may be imposed under the Bankruptcy Code.

(j)          Except any amounts owing as a result of the commencement of any Chapter 11 Cases, Merchant had paid, and will continue to pay throughout the Sale Term, all self-insured or Merchant funded employee benefit programs for Store employees, including health and medical benefits and insurance and all proper claims made or to be made in accordance with such programs (other than those relating to any period prior to the commencement of any Chapter 11 Case).

(k)         Since December 31, 2007, Merchant has not intentionally taken, and shall not throughout the Sale Term intentionally take, any actions with the intent of increasing the Expenses of Sale, including, without limitation, increasing salaries or other amounts payable to employees, except (i) there may have been instances that, in an effort to encourage one or more employees to remain in Merchant’s employ, Merchant increased the salaries of such employees (such action not being with any intent to increase any Expense of the Sale or in anticipation thereof); and (ii) to the extent an employee was due an annual raise.  Merchant shall discontinue the foregoing practices from and after the date hereof, unless otherwise agreed in writing between Merchant and Agent.

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(l)                               Except as may be impacted by the filing for Chapter 11 protection, or otherwise restricted by the Chapter 11 filing, Merchant covenants to continue to operate the Stores in all material respects in the ordinary course of business from the date of this Agreement to the Sale Commencement Date by: (i) selling inventory during such period at customary prices consistent with the ordinary course of business; (ii) not promoting or advertising any sales or in-store promotions (including POS promotions) to the public (except for Merchant’s pending advertisements as of the date of this Agreement and/or Merchant’s promotions for the period through the Sale Commencement Date, as reflected on Exhibit 11.1(l)); (iii) except as may occur in the ordinary course of business, not returning inventory to vendors and not transferring inventory or supplies between or among Stores; and (iv) except as may occur in the ordinary course of business, not making any management personnel moves or changes at the Stores without prior written notice to and consultation with (but not approval of) Agent.

(m)                                                                               The aggregate Cost Value of the Merchandise as a percentage of the aggregate Retail Price of the Merchandise (in each case as determined in accordance with the Inventory Taking) (the “Cost Factor”) shall not be greater than 47.05% (the “Cost Factor Threshold”) and to the extent that the actual Cost Factor for the  Merchandise is greater than the Cost Factor, then the Guaranty Percentage shall be adjusted (in addition to any adjustment applicable pursuant to section 3.1(c) hereof) in accordance with Exhibit 11.1(m).  For the purposes of this Agreement,  “Retail Price” means the current retail or aged price, as applicable, for each item of Merchandise, as reflected in the Merchant’s Output SKU Master File, dated as of May 30, 2008  (which is substantially identical to the Merchant’s Output SKU Master File, dated as of May 20, 2008, except as may be impacted by receipts)  and the “low” price reflected in the MUC On Hand for Closing Stores 5-15 , as applicable, excluding in each instance Excluded Price Adjustments.

.  For the purposes of this Agreement, “Excluded Price Adjustments” means the following discounts or price adjustments offered by the Merchant: (i) point of sale discounts or similar adjustments regardless of duration other than with respect to (A) Aged Merchandise, for which the current selling price is reflective of point of sale discounts, as reflected on the Output SKU Master File, dated as of May 17, 2008;  (B) those items Merchandise identified on the file entitled “MUC On Hand for Closing Stores 5-15”, for which the current “low” price is the current selling price and which price is reflective of point of sale discounts (ii) employee discounts; (iii) member or customer appreciation points or coupons; (iv) multi-unit purchase discounts; (v) adjustments for damaged, defective or “as-is” items; (vi) coupons (Merchant’s or competitors’), catalog, website, or circular prices, or “buy one get one” type discounts; (vii) customer savings pass discounts or “bounce back” coupons, or discounts for future purchases based on dollar value of past purchases; (viii) obvious ticketing or marking errors; (x) instant (in-store) or mail in rebates; or (ix) similar customer specific, temporary, or employee non-product specific discounts or pricing accommodations.  If an item of Merchandise has more than one ticketed price, or if multiple items of the same SKU are ticketed at different prices, or have a different PLU price, and such pricing does not otherwise qualify as an Excluded Price Adjustment, the lowest ticketed, marked or PLU price on any such item shall prevail for such item or for all such items within the same SKU, as the case may be, that are located within the same location (as the case may be, the “Lowest Location Price”), unless it is reasonably determined by Merchant and Agent that the applicable Lowest Location Price was mismarked or

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such item was priced because it was damaged or marked as “as is,” in which case the higher price shall control; provided, however, in determining the Lowest Location Price with respect to any item of Merchandise at a Store, the Lowest Location Price shall be determined based upon the lowest ticketed, marked or PLU price for such item on a per Store basis.  No adjustment to Retail Price shall be made with respect to different ticketed price, marked price, or PLU prices for items located in different Stores.  For purposes of this Agreement, the Cost Factor shall be calculated by diving the aggregate Cost Value of the Merchandise by the aggregate Retail Price (as defined herein) of the Merchandise. .

(n)                           All documents, information and supplements provided by Merchant to Agent in connection with Agent’s due diligence and the negotiation of this Agreement were true and accurate in all material respects at the time provided.

(o)                           To the best of Merchant’s knowledge, Merchant has not since December 31, 2007 shipped any Excluded Defective Merchandise from the Distribution Centers to the Stores.  Merchant will not ship any Excluded Defective Merchandise from the date of this Agreement from the Distribution Centers to the Stores.

(p)                           Merchant has not transferred any employees to or from any Store within the past 45 days, except as detailed on Exhibit 11.1(p).

(q)                           Merchant will not, prior to the Sale Termination Date, offer any promotions or discounts at its retail store locations that are not closing, except as detailed on Exhibit 11.1(q) and other than in connection with further store closing sales approved by the Bankruptcy Court.

(r)                                    From the date of this agreement through the Sale Commencement Date, the “Retail Price” for those items of Merchandise identified on the file entitled MUC On Hand for Closing Stores 5-15 shall be the the applicable selling prices set forth in the column entited “Low”.  Merchant shall post in-Store signage that will clearly show that the current selling price of such items of Merchandise is the “low” price and Merchandse and Merchant shall exercise best effort to ticket such MUC Merchandise at the “low” price prior to the Sale Commencement Date.

11.2                           Agent’s Representations, Warranties and Covenants.  Each entity comprising Agent hereby represents, warrants and covenants in favor of Merchant as follows:

(a)                                  Each entity comprising Agent: (i) is a limited partnership, corporation or limited liability company (as the case may be) duly and validly existing and in good standing under the laws of the State of its organization; and (ii) has all requisite power and authority to carry on its business as presently conducted and to consummate the transactions contemplated hereby.

(b)                                 Agent has the right, power and authority to execute and deliver each of the Agency Documents to which it is a party and to perform fully its obligations thereunder.  Agent

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has taken all necessary actions required to authorize the execution, delivery and performance of the Agency Documents, and no further consent or approval is required on the part of Agent for Agent to enter into and deliver the Agency Documents, to perform its obligations thereunder and to consummate the Sale.  Each of the Agency Documents has been duly executed and delivered by the Agent and constitutes the legal, valid and binding obligation of Agent enforceable in accordance with its terms.  No court order or decree of any federal, state or local governmental authority or regulatory body is in effect that would prevent or impair, or is required for, Agent’s consummation of the transactions contemplated by this Agreement (other than the Approval Order), and no consent of any third party which has not been obtained is required therefor, other than as provided herein.  No contract or other agreement to which Agent is a party or by which Agent is otherwise bound will prevent or impair the consummation of the transactions contemplated by this Agreement.

(c)                                  No action, arbitration, suit, notice or legal administrative or other proceeding before any court or governmental body has been instituted by or against Agent, or has been settled or resolved or, to Agent’s knowledge, has been threatened against or affects Agent, which questions the validity of this Agreement or any action taken or to be taken by Agent in connection with this Agreement or which, if adversely determined, would have a material adverse effect upon Agent’s ability to perform its obligations under this Agreement.

(d)                                 The Sale shall be conducted in compliance with all applicable state and local laws, rules and regulations and Merchant’s leases and other agreements, except as provided for in the Sale Guidelines and Approval Order.

Section 12.                                Insurance.

12.1                           Merchant’s Liability Insurance.  Merchant shall continue until the Sale Termination Date, in such amounts as it currently has in effect, all of its liability insurance policies, including, but not limited to, products liability, comprehensive public liability, auto liability and umbrella liability insurance, covering injuries to persons and property in, or in connection with, Merchant’s operation of the Stores and shall endeavor to cause Agent to be named as an additional named insured (as its interest may appear) with respect to all such policies.  Merchant shall deliver to Agent certificates evidencing such insurance setting forth the duration thereof and naming Agent as an additional named insured, in form reasonably satisfactory to Agent.  All such policies shall require at least thirty (30) days’ prior notice to Agent of cancellation, non-renewal or material change during the Sale Term.  In the event of a claim under any such policies, Merchant shall be responsible for the payment of all deductibles, retentions or self-insured amounts thereunder, unless it is determined that liability arose by reason of the wrongful acts or omissions or negligence of Agent, or Agent’s employees, independent contractors or agents (including Merchant’s employees being supervised by Agent).

12.2                           Merchant’s Casualty Insurance.  Merchant will provide throughout the Sale Term, at Agent’s cost as an Occupancy Expense hereunder, fire, flood, theft and extended coverage casualty insurance covering the Merchandise in a total amount equal to no less than the retail

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value thereof.  From and after the date of this Agreement until the Sale Termination Date, all such policies will also name Agent as loss payee (as its interest may appear).  In the event of a loss to the Merchandise on or after the date of this Agreement, the Proceeds of such insurance attributable to the Merchandise, plus any self insurance amounts and the amount of any deductible or self-insured retention (which amounts shall be paid by Agent as an Expense), shall constitute Proceeds hereunder.  Merchant shall deliver to Agent certificates evidencing such insurance, setting forth the duration thereof and naming the Agent as loss payee (as its interest may appear), in form and substance reasonably satisfactory to Agent.  All such policies shall require at least thirty (30) days’ prior notice to the Agent of cancellation, non-renewal or material change during the Sale Term.  Merchant shall not make any change in the amount of any deductibles or self insurance amounts prior to the Sale Termination Date without Agent’s prior written consent.

12.3                           Agent’s Insurance.  Agent shall maintain at Agent’s cost and expense throughout the Sale Term, in such amounts as it currently has in effect, comprehensive public liability insurance policies covering injuries to persons and property in or in connection with Agent’s agency at the Stores, and shall cause Merchant to be named as additional insureds and loss payees with respect to such policies.  Agent shall deliver to Merchant certificates evidencing such insurance policies setting forth the duration thereof and naming Merchant as additional insureds, in form and substance reasonably satisfactory to Merchant.  In the event of a claim under any such policies, Agent shall be responsible for the payment of all deductibles, retentions or self-insured amounts thereunder, unless it is determined that liability arose by reason of the wrongful acts or omissions or negligence of Merchant or Merchant’s independent contractors or agents, other than Agent or Agent’s employees, agents or independent contractors (including Merchant’s employees under Agent’s supervision).

12.4                           Worker’s Compensation Insurance.  Merchant shall at all times during the Sale Term maintain in full force and effect workers’ compensation insurance (including employer liability insurance) covering all Retained Employees in compliance with all statutory requirements.

Section 13.              Indemnification

13.1                           Merchant Indemnification.  Merchant shall indemnify and hold Agent and its officers, directors, employees, agents and independent contractors (collectively, “Agent Indemnified Parties”) harmless from and against all claims, demands, penalties, losses, liability or damage, including, without limitation, reasonable attorneys’ fees and expenses, directly or indirectly asserted against, resulting from or related to: (i) Merchant’s material breach of or failure to comply with any of its agreements, covenants, representations or warranties contained in any Agency Document; or (ii) the gross negligence (including omissions) or willful misconduct of Merchant, or its officers, directors, employees, agents or representatives.

13.2                           Agent Indemnification.  Agent shall indemnify and hold Merchant and its officers, directors, employees, agents and representatives harmless from and against all claims,

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demands, penalties, losses, liability or damage, including, without limitation, reasonable attorneys’ fees and expenses, directly or indirectly asserted against, resulting from, or related to: (i) Agent’s material breach of or failure to comply with any of its agreements, covenants, representations or warranties contained in any Agency Document; (ii) any claims by any party engaged by Agent as an employee or independent contractor arising out of such employment; and (iii) the gross negligence (including omissions) or willful misconduct of Agent, its officers, directors, employees, agents or representatives.

Section 14.                                      Defaults.  The following shall constitute “Events of Default” hereunder:

(a)                                  The Merchant or Agent shall fail to perform any material obligation hereunder if such failure remains uncured ten (10) days after receipt of written notice thereof; or

(b)                                 Any representation or warranty made by Merchant or Agent proves untrue in any material respect as of the date made and, to the extent curable, continues uncured ten (10) days after written notice to the defaulting party.

Any party’s damages or entitlement to equitable relief on account of an Event of Default shall be determined by the Bankruptcy Court.

Section 15.                                      Miscellaneous.

15.1                           Notices.  All notices and communications provided for pursuant to this Agreement shall be in writing and sent by email, by hand, by facsimile or by Federal Express or other recognized overnight delivery service, as follows (with Merchant and Agent to receive all notices regardless of their origin):

If to the Agent:	SB CAPITAL GROUP, LLC
1010 Northern Blvd, Suite 340
Great Neck, NY 11021
	Attn:	Robert Raskin
	Tel:	(516) 829-2400
	Fax:	(516) 829-2404
	Email:	rraskin@sbcapitalgroup.com

TIGER CAPITAL GROUP, LLC
84 State Street, Suite 420
Boston, MA 02109
	Attn:	Steve Goldberger
Dan Kane
	Tel:	(617) 523-7002
	Fax:	(617) 523-3007
	Email:	sgoldberger@tigercapitalgroup.com
dkane@tigercapitalgroup.com

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With a copy to:	WACHTELL, LIPTON, ROSEN & KATZ
51 West 52nd Street
New York, NY 10019
	Attn:	Scott Charles
Josh Feltman
	Tel:	(212) 403-1200
	Fax:	(212) 403-2200
	Email:	skcharles@wlrk.com
jafeltman@wlrk.com

If to the Merchant:	LINENS HOLDING CO.
6 Brighton Road
Clifton, NJ 07012
	Attn:	Frank Rowan
Dave Coder
	Fax:	(973) 836-0309
	Email:	frowan@lnt.com
dcoder@lnt.com

With a copy to:	ASSET DISPOSITION ADVISORS, LLC
499 Park Avenue
New York, NY 10022
	Attn:	Paul Traub
Steven Fox
	Tel:	(212) 573-9084
	Fax:	(212) 652-3863

RICHARDS, LAYTON, & FINGER, P.A.
920 N. King Street
Wilmington, DE 19801
	Attn:	Mark D. Collins
Michael J. Merchant
	Tel:	(302) 651-7700
	Fax:	(302) 651-7701
	Email:	Collins@rlf.com
Merchant@rlf.com

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GARDERE WYNNE SEWELL LLP
1601 Elm Street, Suite 3000
Dallas, TX 75201
	Attn:	Stephen A. McCartin, Esq.
Randy Ray, Esq.
Fax: (214) 999-3544
	Email:	smccartin@gardere.com
rray@gardere.com

MORGAN, LEWIS & BOCKIUS LLP
101 Park Avenue
New York, NY 10178
	Attn:	Neil E. Herman, Esq.
	Fax:	(212) 309-6001
	Email:	nherman@morganlewis.com

If to Lenders:	GENERAL ELECTRIC CAPITAL
CORPORATION
401 Merritt 7
125 Summer Street, 12th Floor
Boston, MA 02110
Attention: Mark Forti
	Tel:	(617) 378-4779
	Fax:	(617) 261-1206

With a copy to:	BINGHAM MCCUTCHEN LLP
150 Federal Street
Boston, MA 02110
Attention: Robert A. J. Barry, Esq.
Tel: (617) 951-8624
Email: raj.barry@bingham.com

If to Indenture Trustee:	ROPES & GRAY LLP
1211 Avenue of the Americas
New York, NY 10036-8704
	Attn:	Mark I. Bane, Esq.
Anne H. Pak, Esq.
	Tel:	(212) 596-9000
	Fax:	(212) 596-9090
	Email:	mark.bane@ropesgray.com
ann.pak@ropesgray.com

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If to Ad Hoc Noteholders
Committee:	KASOWITZ, BENSON, TORRES
& FRIEDMAN LLP
1633 Broadway
New York, NY 10019
	Attn:	David M. Friedman, Esq.
Adam L. Shiff, Esq.
	Tel:	(212) 506-1700
	Fax:	(212) 506-1800
	Email:	dfriedman@kasowitz.com
ashiff@kasowitz.com

If to the Official Committee
of Unsecured Creditors:	OTTERBOURG, STEINDLER, HOUSTON
& ROSEN, P.C.
230 Park Avenue
New York, NY 10169-0075
	Attn:	Glenn B. Rice, Esq.
	Tel:	(212) 661-9829
	Fax:	(212) 982-6104
	Email:	grice@oshr.com

15.2                           Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Delaware without regard to conflicts of laws principles thereof, except where governed by the Bankruptcy Code in the event of the commencement of the Chapter 11 Cases.

15.3                           Entire Agreement.  This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes and cancels all prior agreements, including, but not limited to, all proposals, letters of intent or representations, written or oral, with respect thereto.

15.4                           Amendments.  This Agreement may not be modified except in a written instrument executed by each of the parties hereto (including the Lenders); provided however, Merchant shall consult with the Indenture Trustee, the Ad Hoc Noteholder Committee and the Official Committee prior to execution of any amendment of this Agreement and shall afford such parties with a reasonable opportunity (as determined by the circumstances associated with the amendment) to object to the amendment and seek an order of the Bankruptcy Court preventing such amendment.

15.5                           No Waiver.  No consent or waiver by any party, express or implied, to or of any breach or default by the other in the performance of its obligations hereunder shall be deemed or

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construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligation of such party.  Failure on the part of any party to complain of any act or failure to act by the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.

15.6                           Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon Agent and Merchant and their respective successors and assigns; provided, however, that this Agreement may not be assigned by Merchant or Agent to any party without the prior written consent of the other.

15.7                           Execution in Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute but one agreement.  This Agreement may be executed by facsimile, and such facsimile signature shall be treated as an original signature hereunder.

15.8                           Section Headings.  The headings of sections of this Agreement are inserted for convenience only and shall not be considered for the purpose of determining the meaning or legal effect of any provisions hereof.

15.9                           FF&E.  With respect to the FF&E owned by Merchant (the “Owned FF&E”) and located at the Stores, Agent shall sell such Owned FF&E in any Store in its discretion; provided, however, Merchant shall have the right, at any time prior to the date that is fourteen (14) days after the Sale Commencement Date, to (with the consent of the the Indenture Trustee, the Ad Hoc Noteholder Committee, and the Lenders) designate certain FF&E located at any of the Stores that Merchant intends to keep for its own use and which Agent shall not be permitted or entitled to sell.  Agent is entitled to receive a commission equal to twenty percent (20.0%) of the net proceeds from the sale of any Owned FF&E (net of sales taxes and expenses, including any expenses associated with the removal of such FF&E incurred by Merchant as part of such sale); provided, however, Merchant shall be responsible for payment of expenses incurred in connection with the disposition of the Owned FF&E in accordance with a budget to be mutually agreed upon between Merchant and Agent; provided further, however, to the extent Agent, at its sole option, offers to purchase the Owned FF&E directly from Agent, Merchant may elect to receive, in lieu of proceeds net of expenses and Agent’s commission, a lump sum payment, on a per Store basis, in an amount to be agreed upon between Merchant, in consultation with the Lenders and the Ad Hoc Noteholder Committee, and Agent, in which case all costs and expenses associated with the disposition thereof shall be borne by Agent.  In either event, as of the Sale Termination Date, Agent may abandon, in place, any unsold FF&E, at the Stores.   All net Proceeds from the disposition of the FF&E, net of sales taxes, Agent’s commission, and the expenses associated with the disposition the FF&E (collectively, the “Net FF&E Proceeds”), shall be deposited in a segregated account designated solely for the deposit of the Net FF&E Proceeds.

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15.10                     Reporting.  If requested, Agent shall furnish Merchant with weekly reports reflecting the progress of the Sale, which shall specify the Proceeds received to date and shall furnish Merchant with such other information regarding the Sale as Merchant reasonably requests.  The Agent will maintain and provide to Merchant sales records to permit calculation of and compliance with any percentage of rent obligations under Store leases.  During the course of the Sale, Merchant shall have the right to have representatives continually act as observers of the Sale in the Stores, so long as they do not interfere with the conduct of the Sale.

15.11                     Agent.  All references to “Agent” hereunder shall mean each of Tiger Capital Group, LLC and SB Capital Group, LLC, jointly and severally.

15.12                     Bidding Procedures/Break-Up Fee.  (a)  In consideration of Agent conducting its due diligence and entering into this Agreement, which serves as a base by which other offers may be measured and is subject to higher and better offers by way of an auction process (as more fully set forth in the Auction Order),

(i)  in the event that this Agreement shall not be consummated because Merchant elects to pursue an alternative transaction, Merchant agrees to pay Agent from the proceeds of the winning bid at auction (or of any other alternative disposition of the Merchandise) a break-up fee in the amount of $1,500,000, such Break-Up Fee to be paid upon the earlier of the closing of the winning bid (or other alternative transaction) and ten (10) days after the Bankruptcy Court hearing approving such winning bid (or other alternative transaction);

(ii) the Merchant shall not, at auction or otherwise, accept any alternative to this Agreement with Agent with respect to the disposition of the Merchandise unless such alternative shall provide net (after taking into account payment of the Break-Up Fee) value to the Merchant that exceeds the value provided hereunder by an amount equal to not less than $500,000 (the “Initial Minimum Overbid”).

(b)  It shall be a condition to the consummation of this Agreement that an order of the Court approving the Break-Up Fee and the Initial Minimum Overbid, each as contemplated herein, shall be entered not later than seven days following the execution of this Agreement.  Agent hereby consents that at the auction the Break-Up Fee shall not be subject to credit bidding.

Section 16.   Security Interest.  Upon issuance of the Letter of Credit, and payment of the Initial Guaranty Payment, and effective as of the Payment Date, Merchant hereby grants to Agent a first priority security interest in and lien upon the Merchandise and the Proceeds to secure all obligations of Merchant to Agent hereunder; provided, however, until the payment of the Guaranteed Amount, Expenses and the Recovery Amount, in full, the security interest granted to Agent hereunder shall remain junior and subordinate in all respects to the security interest of Lenders, the Indenture Trustee, and the Noteholders, in each case to the extent of the unpaid portion of the Guaranteed Amount, Expenses and the Recovery Amount, if any.  Upon entry of the Approval Order, and payment of the Initial Guaranteed Payment pursuant to Section 3.3 hereof, and the issuance of the Letter of Credit, the security interest granted to Agent

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hereunder shall be deemed properly perfected without the need for further filings or documentation.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Agent and Merchant hereby execute this Agreement by their duly authorized representatives as a sealed instrument as of the day and year first written above.

LINENS HOLDING CO.,
On Behalf of Itself and its Affiliated Debtors
and Debtors-in-Possession

By:	/s/ F. DAVID CODER
Name: F. David Coder
Its: President & Chief Operating Officer

TIGER CAPITAL GROUP, LLC,
On behalf of itself and SB Capital Group, LLC

By:	/s/ DANIEL KANE
Dan Kane
Managing Member

CONSENTED AND AGREED TO

AS IT RELATES TO SECTIONS 3.3, 3.4

4.2, 15.9 AND 16 HEREOF, BY:

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ MARK J. FORTI
Name Mark J. Forti
Title Managing Director

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LIST OF OMITTED EXHIBITS

The exhibits to the foregoing Agency Agreement listed below have been omitted.  Except to the extent separately filed as an exhibit with the Securities and Exchange Commission, as noted below, the registrants agree supplementally to furnish any omitted exhibit to the Securities and Exchange Commission upon request.

Document Description

Exhibit 1A	List of Closing Stores
Exhibit 3.1(c)	Adjustments to Guaranty Percentage (Based on Merchandise Threshold)
Exhibit 3.4	Form of Irrevocable Standby Letter of Credit
Exhibit 4.1(s)	Per Store Per Diem Occupancy Expenses
Exhibit 5.1(a)(i)	Inventory Taking Instructions
Exhibit 5.1(a)(ii)	Distribution Center Merchandise and On-Order Merchandise Receipt Reconciliation Procedures
Exhibit 5.1(c)	Store Allocation of On-Order Merchandise
Exhibit 5.2(b)	Distribution Center Merchandise
Exhibit 8.1	Sale Guidelines (separately filed as an exhibit with the Securities and Exchange Commission)
Exhibit 11.1(c)	Permitted Liens on Merchandise
Exhibit 11.1(l)	Merchant’s Pending Advertisements and Promotions June, July and August
Exhibit 11.1(m)	Adjustments to Guaranty Percentage (Based on Cost Factor)
Exhibit 11.1(p)	Transferred Employees
Exhibit 11.1(q)	Certain Promotions or Discounts (same as Exhibit 11.1(l))